Survivorship 2000:
                               -----------------

                                    Up to                     Amounts Over
   Policy Year                      CP (1)                         CP
   -----------                      --                             --
       1st                            50%                           4%
2nd through 10th                     4%(2)                         4%(2)
 11th and later                      3%(3)                         3%(3)

            Notes
            -----

     (1) CP means Commissionable Premium which is determined at issue and is based on the age, sex, smoker status, and substandard rating of the insured persons, as well as the initial face amount. Permanent flat extras and letter ratings are included in the Commissionable Target, and, therefore, compensated at the full first year rate. An incremental Commissionable Target for the Estate Protector Rider, Option to Split Upon Divorce Rider, and Yearly Renewable Term Rider (when available) is added.

     (2) Comprised of 2% in renewal commissions and 2% transferable service fee (TSF).

     (3) Comprised of 2% in TSF and 1% service fee boost for qualifying agents.